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Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 7, 2019

Spirit AeroSystems, Inc.,
3801 South Oliver,
Wichita, Kansas 67210.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of debt securities (the "Debt Securities") of Spirit AeroSystems, Inc., a Delaware corporation (the "Company"), and of the related guarantees (the "Guarantees" and, together with the Debt Securities, the "Securities") thereof by Spirit AeroSystems Holdings, Inc., a Delaware corporation (the "Guarantor"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination it is our opinion that:

          (1)   When the Registration Statement has become effective under the Act, the indentures (each, an "Indenture") relating to the relevant Debt Securities have been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the relevant Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the relevant Indenture and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (2)   When the Registration Statement has become effective under the Act, the relevant Indenture relating to the Guarantees has been duly authorized, executed and delivered, the terms of such Guarantees and of their issuance and sale have been duly established in conformity with the relevant Indenture and such Guarantees and the corresponding Debt Securities have been duly authorized, executed and authenticated in accordance with the relevant Indenture and issued and sold as contemplated in the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, the Guarantees will constitute valid and legally binding obligations of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        We further note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

        We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that (i) the Indenture will be duly authorized, executed and delivered by the Trustee thereunder, and (ii) the signatures on documents examined by us are genuine, assumptions that we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

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  Exhibit 5.1